Exhibit 99.1

Contact: Whirlpool Corporation

Media: Jill Saletta, 269/923-7405

Media@Whirlpool.com

Financial: Greg Fritz, 269/923-2641

Investor_Relations@whirlpool.com

WHIRLPOOL CORPORATION APPOINTS SAMUEL R. ALLEN

AND JOHN D. LIU TO BOARD OF DIRECTORS

BENTON HARBOR, Mich., June 15, 2010—Whirlpool Corporation (NYSE: WHR) announced today the appointment of Samuel R. Allen, chairman and chief executive officer of Deere & Company, and John D. Liu, chief executive officer of Essex Equity Capital Management, to its board of directors, effective June 16, 2010.

Allen, 56, has served as chairman and chief executive officer of Deere & Company since February 2010. He was appointed president and chief operating officer of the company and a member of the Deere & Company board of directors in June 2009, and was then named president and chief executive officer in August of 2009. Allen joined John Deere in 1975 and held positions of increasing responsibility in the Consumer Products Division, Worldwide Construction & Forestry Division, John Deere Power Systems and the Worldwide Agricultural Division, including managing operations in Latin America, China and East Asia, and Australia.

Allen holds a bachelor’s degree in industrial management from Purdue University. He serves as chairman of the Council on Competitiveness.

Liu, 42, has served as chief executive officer of Essex Equity Capital Management, an investment management firm, since March of 2008. Previously, he was employed by Greenhill & Co. for 12 years, where he held positions of increasing responsibility including both chief financial officer and the co-head of U.S. Mergers and Acquisitions. Earlier in his career, Liu worked at Wolfensohn & Co. and was an analyst at Donaldson, Lufkin & Jenrette.

Liu holds a master’s degree in business administration from the Wharton School of the University of Pennsylvania and a bachelor’s degree from Harvard University. He also served as a Rotary Foundation Scholar, based at the University of Hong Kong.

“Their proven business leadership make Sam Allen and John Liu outstanding additions to our board,” said Jeff M. Fettig, Whirlpool Corporation’s chairman and chief executive officer. “We expect their breadth of experience and guidance on business issues will be invaluable to our board of directors and Whirlpool Corporation.”

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $17 billion in 2009, 67,000 employees, and 67 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

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